Exhibit 99.1

ORBIMAGE ANNOUNCES RESULTS OF RIGHTS OFFERING

(Dulles, VA, March 16, 2005) ORBIMAGE Inc. (Pink Sheets: ORBM) announced today the preliminary results of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on March 14, 2005.

A preliminary assessment indicates that the offering was over-subscribed: over 9 million investment units, each unit consisting of one share of Common Stock of the Company and one warrant to purchase one share of Common Stock of the Company, were subscribed through the exercise of basic subscription rights and oversubscription privileges, constituting approximately 277% of the 3,258,406 investment units offered. The Company expects that the exact number of investment units available for allocation pursuant to oversubscription exercises will be determined by Tuesday, March 22, 2005. Proration of oversubscription shares will be made in accordance with the procedures described in the prospectus for the rights offering. The Company expects to issue the shares of Common Stock and Warrants offered in the rights offering to subscribing stockholders on March 25, 2005.

The Company also announced that it has appointed The Bank of New York, 101 Barclay Street, New York, New York 10286, as Transfer Agent with respect to its Common Stock with immediate effect, and as Warrant Agent with respect to the Warrants to be issued pursuant to the rights offering.

About ORBIMAGE:

ORBIMAGE is a leading global provider of Earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, ORBIMAGE operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. The company is currently building a next-generation satellite, OrbView-5, which it plans to have in operation early in 2007.

To find more information about ORBIMAGE, please see our web site at http://www.orbimage.com.